EXHIBIT 10.3

SALE AND PURCHASE AGREEMENT

by and between

AESP, INC.

and

INTRONICS BARNEVELD B.V.

in respect of the shares in

ADVANCED ELECTRONIC SUPPORT PRODUCTS COMPUTERTILLBEHOR I SWEDEN AB

THE UNDERSIGNED:

1.	Intronics Barneveld B.V., a private company with ‘limited liability, with corporate seat in Barneveld and having its address at Hermesweg 2, represented at this matter by Mr H. Mohle (hereinafter referred to as “Intronics”)

2.	AESP, Inc, a public company with limited liability, with corporate seat in Miami and having its address at 1810 N.E 144th Street, North Miami, FL 33181, USA, represented at this matter by Mr S. Stein (hereinafter referred to as “AM”)

Together hereinafter as the “Parties”.

WHEREAS:

a.	AM is the holder of the entire issued capital of Advanced Electronic Support Products Computertillbehor i Sweden AB, reg no 556333-6691 a private company with limited liability with corporate seat in Tierp (hereinafter referred to as the “Company”)

b.	AM is willing to sell 100% of the shares of the Company to Intronics and Intronics is willing to buy 100% of the shares of the Company from AM.

c.	This agreement will be signed between Parties following the Letter of Intent signed October 1, 2004.

HEREBY AGREE AS FOLLOWS:

Clause 1. Interpretation

1.1.	Affiliated Party: in respect of a person or company:

a.	any person who, or company which, belongs to the same group as that person or company;

b.	any subsidiary of that person or company;

c.	any person of whom, or company of which, that person or company is a subsidiary, and any other person who, or company which, is a subsidiary of the first mentioned person or company;

d.	any member of a corporate body, and any employee of that person or company or of an Affiliated Party;

Annual Accounts: the Company’s annual accounts for the Financial Year;

Annual Report: the annual report of the Company’s management concerning the Financial Year;

Assets: movable and immovable objects, rights to objects and other property, shares, membership rights, claims, and any other tangible ,or intangible assets other than IP- rights;

Breach of the Warranties: any circumstance which causes a Warranty, individually or together with other Warranties, to be untrue or misleading at the time of execution of this agreement and/or the Closing;

Closing: the performance of the actions referred to in clause 8;

Closing Date: the date of transferring the Shares from AM to Intronics;

Disclosure Letter: the letter to be executed at the Closing and addressed by AM to Intronics purporting to contain exceptions to the Warranties;

Due Diligence Information: all information regarding the Group made available to Intronics;

Financial Year: the Company’s financial year, which ran from 1 January 2003 to 31 December 2003 (inclusive);

Financial Statements: the Company’s annual accounts for the Financial Year;

Intercompany Receivables and Intercompany Liabilities: the liabilities or receivables of the Current shareholders against the Company;

IP Rights: copyrights, related rights, patents, rights to design or models, rights to topographies of semi conductors, trade mark rights, rights to trade names or other databases, applications for and rights to obtain any IP Right, and any other rights to intellectual products and similar rights under Swedish law;

Permits: permits, exemptions and any other authorization from any person who or body which has been vested with public authority in Sweden or elsewhere;

Shares: the entire issued share capital of the Company;

Share Purchase Price: the purchase price for the shares;

Taxes: all taxes, contributions, dues and other charges which are, pursuant to any statutory provision, levied by or due to any person who or body which has been vested with public authority in Sweden;

Warranties: the warranties issued by AM to Intronics herein and listed in Schedule 3;

Warranty: every item of Schedule 3.

1.2.	In this agreement, references to a specific clause, or Schedule, shall be construed as a reference to that specified clause, or Schedule, of this agreement.

1.3.	The headings and the table of contents are inserted for convenience of reference only and shall have no effect on the interpretation of this agreement.

1.4.	Unless otherwise provided herein, all references to the word “day” shall means a business day in Sweden, exclusive Saturdays, Sundays and Swedish legal holidays, and all references to a fixed time of a day shall mean Swedish time as in effect on such day.

1.5.	The words “herein” “hereof” “hereunder” “hereby” “hereto” “herewith” and words of similar import shall refer to this agreement as a whole and not to any particular article, section, subsection or other subdivision.

1.6.	Where a statement in this Agreement (including the Schedules) is qualified by the expression “to the best of the Current Shareholder’s knowledge” or “so far as the Current Shareholder’s is aware” or any similar expression shall be deemed to include all actual knowledge of the officers and directors of AM.

Clause 2. Subject

2.1.	AM hereby sells 100% (one hundred percent) of the Shares of the Company, which is 1 000 shares with a nominal value of SEK. 100 (100 000 Swedish Crowns), and Intronics hereby purchases 100% (one hundred percent) of the Shares of the Company.

Clause 3. Purchase Price

3.1.	Intronics will pay to AM SEK 10 (ten Swedish Crowns) for 100% of the Shares in the Company, as described in article 2.1. of this agreement.

Clause 4. Intercompanv Receivables and Liabilities

4.1.	Intercompany receivables of the Company have been set off against intercompany debts according to sections 4.2 and 4.3

4.2.	The Norwegian inventories, Schedule 1, has been sold by the Company to AM for a purchase price of SEK 10, according to a separate agreement, Schedule 2. Payment has been received.

4.3.	AM warrants that the claim of the former subsidiary of AM, Jotec AESP, Norway, of at least SEK 1,118,843 (in words: one million one hundred eighteen thousand eight hundred and forty three Swedish Crowns) on the Company, has not been transferred to AM and AM will under no condition be creditor to such claim against the Company. Jotec AESP, Norway has given a statement, Schedule 4, that it has no claims against the Company.

Clause 5. Conditions

5.1.	The Closing shall not take place until the following conditions have been fulfilled:

a.	any notifications and applications required under any statutory provision in connection with the conclusion or performance of this agreement have been made to the competent government authorities, and in respect of each such notification or application:

i.	the relevant government authority has stated in writing that the subject matter of the notification or application is permitted, or that there are no objections to it or that it will both be subject to any further investigations; or

ii.	where applicable, the period during which the relevant government authority may refuse permission for object to or start an investigation, into the subject matter of the notification of application, has expired without any such action having been taken;

b.	the net asset value, which can be described as total assets less bank overdraft less short term liabilities excluding intercompany debt of the Company was on August 31, 2004, at least SEK 690,000 (in words: six hundred and ninety- thousand Swedish Crowns).

c.	to Intronics satisfactory commercial, legal, fiscal and financial due diligence at the Company has been executed.

d.	The bank of the Company (Handelsbanken) shall have released AM from any and all obligations under its guarantee for the revolving credit (check-kredit) of the Company.

e.	Intronics has received a signed, legally binding, document from Jotec AS, Norway, according to Schedule 4.

5.2.	Each party shall use its best efforts to ensure that the conditions referred to in subclause 1 shall be fulfilled as soon as possible after the execution of this agreement. If a party becomes aware of a circumstance, which will or may prevent the fulfillment of a condition, it will notify the other parties thereof without delay.

5.3.	If any of the conditions referred to in subclause 1. have not been fulfilled on the Closing Date, all parties may, by notifying the other parties:

a.	waive the unfulfilled conditions referred to in subclause 1.; or

b.	postpone the Closing to a date to be determined by the parties and which shall not be later than 10 (ten) days after the day on which the Closing had to take place originally; or

c.	terminate this agreement.

5.4.	In the event that one of the parties shall postpone the Closing, this agreement shall apply as if the postponed Closing were the original Closing.

5.5.	In the event that one of the parties shall terminate this agreement, this party shall not be liable to the other parties for any damages, including but not limited to special, incidental or consequential damages, punitive damages, loss of anticipated profits, savings, or costs (whether for advisers or incurred otherwise, however arising.

Clause 6. Closing

6.1.	Closing shall take place at the offices of Advokatfirman Lindahl in Uppsala on the Closing Date October 14, 2004.

6.2.	At Closing AM shall:

a)	Deliver to Intronics

(i)	the share certificates representing the Shares duly endorsed on the reverse in favor of Intronics;

b)	make available to Intronics the share register of the Company;

6.3.	At Closing Intronics shall:

a)	pay to AM the SEK 10 (ten) in accordance with the payment instructions to be given to Intronics by AM;

b)	cause a shareholders’ meeting and a board meeting to be held in the Company at which new directors and deputy directors are appointed and company signatories are amended. The firm of the Company shall be changed, deleting the present firm, within six months after Closing.

6.4.	At Closing AM shall:

Enter into an Agreement regarding the Company’s inventories at Jotec AS, Norway, Schedule 2.

6.5.	At the Closing and from time to time thereafter, AM shall execute such additional instruments and take such other actions as Intronics may request in order to effectively sell, transfer and assign Shares to Intronics and confirm Intronics title thereto.

6.6.	At the Closing the Company and AM shall have entered into a Distribution Agreement granting the Company the exclusive rights to distribute Signamax branded products.

Clause 7. Warranties

7.1.	AM represents and warrants to Intronics that the warranties set out in Schedule 3 to the best of AM’s knowledge, are true and not misleading both at the time of execution of this agreement and at the time of the Closing. AM has the burden of proof that it did not know about the circumstances that constitutes the breach of Warranty.

7.2.	The Warranties set out explicitly in this Agreement and in Schedule 3 are the only and exclusive warranties given by AM to Intronics with respect to the Group and their business and they are in lieu of, cancel and supersede any other representations or warranties given at any occasion, whether in writing of verbally, express or implied, or provided by law, if any.

Clause 8 Representations and Warranties of Intronics

8.1.	Intronics hereby gives the following representations and warranties to AM. Unless otherwise specifically stated, the representations and warranties shall be true and accurate as of the date of this Agreement and as of Closing.

8.2.	Power and authority of Intronics

a)	Intronics is a company duly organized, validly existing under the laws of the Netherlands.

b)	Intronics has full power and authority to purchase the Shares and to perform all other undertakings hereunder and the execution, delivery and performance of this Agreement. This Agreement is a valid and binding obligation of Intronics enforceable against Intronics in accordance with the terms herein.

8.3.	Violation of Laws and Regulations

a)	Assuming all filings, registrations, approvals, notifications etc required by applicable laws are duly made, the execution and delivery of this Agreement by Intronics and the Closing of the transactions contemplated hereby:

•	will not violate any provision of the Articles of Association of Intronics;

•	will not violate any statute, rule, regulation, order or decree of any public body or authority by which Intronics or any of its properties or assets is bound; and

•	will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which Intronics is a party, or by which Intronics or any of its properties or assets is bound.

Clause 9. Protective Covenants

9.1.	AM covenants with Intronics (for itself and as agent for AM) that it shall not:

•	for a period of three (3) year(s) from Closing be concerned in any business, carrying on businesses in Sweden which is competitive with any of the businesses carried on by the Company at Closing; or

•	in case the Company does not fulfill its purchase and payment obligations under the Distribution Agreement (section 6.6) with AM, regarding AM Signamax branded products, and AM has terminated the Distribution Agreement, according to the terms of the Distributor Agreement, AM is entitled to distribute such products in Sweden through other by AM appointed distributors/agents.

•	for a period of three (3) year(s) from Closing induce any Key Employee, as listed to leave the employment of the Company; or

•	make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to the business or affairs of the AM group or its customers or suppliers.

Clause 10. Liability for Breach of the Warranties

10.1.	If a Breach of the Warranties becomes apparent within twelve (12) months after the Closing, Intronics may demand that AM shall reimburse Intronics for the amount of damages actually incurred, exceeding an aggregate amount of SEK 100.000. AM shall never be obliged to pay more than SEK 1.000.000.

10.2.	Intronics agrees that AM shall not be under any liability with respect to any Breach of the Warranties in the event, that the circumstance have been disclosed in the Warranties themselves.

10.3.	If a Breach of the Warranties becomes apparent after the Closing, Intronics shall be entitled to payment of damages in accordance with Swedish law. In no event shall AM be liable more than once for the same matter under different Warranties or be liable for any special, incidental or consequential damages, including but not limited to punitive damages, loss of anticipated profits, savings, or costs, however arising.

10.4.	No liability of AM in case of a Breach of the Warranties shall exist:

a.	if the damage has been wholly caused by conduct, including a failure to act, which can be attributed to Intronics and/or the Company after the Closing Date; and

b.	if Intronics and/or the Company after the Closing Date has failed to take all reasonable measures to prevent and limit damage; and

c.	in case the claim under the Warranties is based upon a liability, which is contingent only, unless, and until such contingent liability becomes an actual damage.

Clause 11. Defense of a claim pursuant to a Breach of the Warranties

11.1.	In the event that a Breach of the Warranties arises, with respect to any third party claim, dispute or litigation, AM shall, with consultation of Intronics, elect, at their own expense, a legal and/or tax adviser (or any other adviser) to assist the parties in contesting and/or defending such claim, dispute or litigation.

11.2.	Intronics shall ensure that

a.	Intronics and each of the relevant members of the Company shall do everything in their power to conduct a defense against, or to negotiate about, the matter concerned and to minimize the damage which may arise;

b.	The relevant members of the Company shall grant to AM and its advisers all authorizations and all assistance reasonably necessary to enable AM to defend any claim or dispute and to properly conduct any litigation resulting therefrom; and

c.	Neither Intronics, nor the relevant member(s) of the Company shall assume any liability or enter into an agreement with respect to a fact or circumstance which may lead to a claim, without AM’s prior written consent.

11.3.	Intronics shall ensure that AM can, if so requested by AM, compromise or defend, at its own expense and by its own counsel, any such dispute. If AM undertakes to compromise or defend any such asserted liability, AM shall promptly notify Intronics in writing of its intentions to do so. Intronics shall cooperate with AM or its counsel in the defense against any asserted liability and in any compromise thereof .

Clause 12. Further action

12.1.	In the event that at any moment after the Closing any further action shall be necessary to finalize the transfer of ownership of he Shares and/or other actions as may be required to achieve the purposes of this agreement, each party shall take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request, all at the sole cost and expense of the requesting party.

12.2.	If requested by AM for the preparation of tax filings and/or financial reporting, Intronics shall provide, and will cause the Company to provide, all reasonable cooperation to AM in regard thereto.

12.3.	If requested by Intronics for the preparation of tax filings and/or financial reporting, AM shall provide all reasonable co-operation to Intronics in regard thereto.

Clause 13. Confidentiality

13.1.	Each party undertakes not to disclose this agreement or any information obtained in connection with the conclusion or performance of this agreement to any third party, unless there is an obligation to disclose pursuant to the law, any regulation of any officially recognized exchange or a binding decision of the court or any other governmental authority. Insofar as possible, the party making the disclosure shall consult with the other party before the disclosure about the form and contents thereof.

Clause 14. Miscellaneous

14.1.	This Agreement shall not have any legal effect until each party has validly executed this agreement.

14.2.	If part of this Agreement is or becomes invalid or non-binding, the parties shall remain bound to the remaining part. The parties shall replace the invalid or non-binding part by provisions which are valid and binding and the legal effect of which, given the contents and purpose of this agreement, is, to the greatest extent possible, similar to the invalid or non-binding part.

14.3.	After the Closing, this agreement may not be rescinded in whole or in part. The party in error shall bear the risk of any error made in creating this Agreement.

14.4.	After this agreement ends, for whatever reason, those clauses which are meant to do so by their nature shall remain effective.

14.5.	This agreement contains the entire agreement of the parties in relation to its subject matter. From the moment that this agreement is signed, all previous agreements and arrangements made by the parties in relation to its subject matter shall end.

14.6.	The Schedules to this agreement shall form a part thereof.

14.7.	This agreement may only be amended or supplemented in writing.

14.8.	Unless this agreement provides otherwise, all costs which a party incurred or must incur in preparing, concluding or performing this agreement are for its own account.

14.9.	Subclauses 1 to 8 (inclusive) shall apply mutatis mutandis to agreements, which are connected with this agreement, unless the relevant agreement expressly provides otherwise.

Clause 15. Assignment of rights and obligations

15.1.	No party may assign rights and obligations, or its legal relationship, under this agreement to any third party.

Clause 16. Governing law and arbitration

16.1.	This agreement shall be governed exclusively by the laws of Sweden.

16.2.	All disputes arising in connection with its agreement, including disputes concerning the existence and validity thereof, shall be resolved by Swedish courts with the district court of Stockholm as first instance.

Clause 17. Notices and place of residence

17.1.	Notices and other statements in connection with this Agreement may only be given way of a letter sent by regular or other mail, or place of residence as most recently nominated in accordance with subclauses 2. and 3. or at another place of residence. Each statement must be in the English language. A statement, which does not comply with this subclause, shall have no effect.

17.2.	For all matters relating to this agreement, each party nominates the address referred to below as its place of residence:

To Intronics

Intronics Barneveld B. V.
Address: Hermesweg 22
Postal code and town: NL 3771 ND Barneveld, The Netherlands
PO Box: 123;
Postal code and town: NL 3770 AC Barneveld, The Netherlands
For the attention of: Mr Henk Mohle
Telefax: +31-342-413489

To the Current Shareholder

AESP, Inc.
Address: 1810 N.E. 144th Street
Postal code and town: North Miami, FL 33181, USA
For the attention of: Mr S. Stein
Telefax: + 1-305-949-4483

17.3.	A party may nominate a different place of residence from that referred to in sublclause 2 by notifying the other parties of that new place.

17.4.	Subclauses 1 to 3 (inclusive) shall also apply to notices given in connection with agreements which are connected with this Agreement, unless the relevant agreement expressly provides otherwise.

IN EVIDENCE WHEREOF:

This agreement was signed in four folds in the name of each party in the manner set out below.

For and on behalf of
Intronics Barneveld B.V.

/s/ H Mohle
By: Mr H Mohle
Title:	Director

For and on behalf of
AESP, Inc.

/s/ S. Stein
By: Mr S. Stein
Title:	CEO